MARKET VALUE ADJUSTED GUARANTEED INTEREST ACCOUNT
                         PHL VARIABLE INSURANCE COMPANY

                         SUPPLEMENT DATED JUNE 25, 2001
                                       TO
                         PROSPECTUS DATED MARCH 30, 2001

This supplement replaces certain information in the prospectus for the Market Value Adjusted Guaranteed Interest Account.

All references to Phoenix Home Life Mutual Insurance Company now refer to Phoenix Life Insurance Company.

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THE SECTION TITLED "DISTRIBUTION OF CONTRACTS" IS REPLACED BY THE FOLLOWING:

     Phoenix Equity Planning Corporation ("PEPCO") acts as the principal underwriter of the Contracts. Contracts may be purchased through representatives of WS Griffith Securities, Inc., formerly W.S. Griffith & Company ("WSG.") licensed to sell PHL Variable Annuity Contracts. PEPCO and WSG are registered as broker-dealers under the Securities Exchange Act of 1934 and are members of the National Association of Securities Dealers, Inc. (the "NASD"). PHL Variable is an indirect, wholly-owned subsidiary of Phoenix Life Insurance Company ("Phoenix"). PEPCO and WSG are indirect, wholly-owned subsidiaries of The Phoenix Companies, and are affiliates of the Company and of Phoenix.

     PEPCO enters into selling agreements with other broker-dealers or entities registered under or exempt under the Securities Act of 1934 ("selling brokers"). The Contracts are sold through agents who are licensed by state insurance officials to sell the Contracts and who are also registered representatives of selling brokers or WSG. Contracts with the MVA option are offered in states where we have received authority and the MVA and the Contracts have been approved. The maximum dealer concession that a selling broker will receive for selling a Contract is 7.25%.

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THE SECTION TITLED "THE COMPANY" IS REPLACED BY THE FOLLOWING:

     We are a life insurance company and an indirect wholly owned subsidiary of Phoenix. Phoenix purchased the Company (formerly known as Dreyfuss Consumers Life) and changed its name in 1994. We are domiciled in the state of Connecticut. We are an indirect, wholly-owned subsidiary of The Phoenix Companies, Inc., a publicly-traded Delaware corporation.

     The subsidiaries of The Phoenix Companies, Inc. offer a wide range of insurance and investment products and services. We serve as the variable annuity operation for these subsidiaries. Phoenix provides all administrative and operational services for these same subsidiaries. As of the date of this prospectus, we offer individual deferred and immediate variable annuities that are registered with the SEC, single life flexible premium and survivorship universal life insurance, and 10-year and 20-year guaranteed level term life insurance.

     Our home office is located at One American Row, Hartford, Connecticut.